EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 30, 2013 by and between Imperial Holdings, Inc., a Florida corporation (the "Company"), and David Sasso (the "Executive") (each a "Party" and together, the "Parties").
WHEREAS, the Executive has been the Director of Investor Relations of the Company; and
WHEREAS, the Parties wish to establish the terms of the Executive's employment as of January 1, 2014.
NOW THEREFORE, in consideration of the premises and mutual considerations herein and for other good and valuable consideration:
1.Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement as of January 1, 2014 (the "Effective Date").
2.    Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the third anniversary of the Effective Date (the "Initial Term") and shall renew for one (1) year intervals thereafter (each, an "Extended Term") unless either Party shall have given written notice to the other at least sixty (60) days prior to the end of the Initial Term or an Extended Term that it does not wish to extend the Term. As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date of expiration of this Agreement, or, if earlier, the date the Executive's employment terminates in accordance with Section 5 (the "Termination Date"). In the event that the Executive's employment with the Company terminates, the Company's obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 5.
3.    Duties, Title and Location.
3.1    Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Director of Investor Relations, and shall report directly to the Chief Executive Officer (“CEO”) and indirectly to the Board of Directors (“Board”).
3.2    Duties. The Executive will have such duties, powers and authorities as are commensurate with his position as Director of Investor Relations of the Company and as may be reasonably assigned by the CEO and the Board from time to time. The Executive will devote his full working-time and attention (other than due to physical or mental incapacity) to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. The Executive shall obtain written approval in advance from the Board prior to serving on the board of directors of any outside company or organization.
3.3    Location. The Executive shall perform his full-time services to the Company and its subsidiaries at the Company's headquarters, currently located in Boca Raton, Florida; provided that the Executive shall be required to travel to other locations from time to time as required by the Company's business.
4.    Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:
4.1    Base Salary. The Company will pay to the Executive an annual base salary of One Hundred and Seventy-eight Thousand Dollars ($178,000), payable in accordance with the customary payroll practices of the Company ("Base Salary"). The Base Salary shall be reviewed by the Board and may be increased, but not decreased, from time to time during the Term, in the sole determination of the Board, based upon its assessment of performance, leadership, Company profitability and market conditions, or based upon any other good-faith evaluation performed by the Board. In its determination of performance, the Board may consider any individual, departmental or Company-level factor it deems relevant.
4.2    Bonus. With respect to each fiscal year during the Term, the Executive shall be eligible to receive an annual bonus (the "Bonus") with a target amount equal to thirty percent (30%) of the Base Salary ("Target") and a potential of up to eighty percent (80%) of Base Salary (“Maximum”), to be paid at the sole discretion of the Board if, in the reasonable view of the Board, the Company achieves or exceeds targeted performance goals as may be established by the Board from time to time, or based upon any other good-faith evaluation performed by the Board pursuant to any Bonus arrangements. The Bonus for each fiscal year during the Term, if any, shall be payable to the Executive within two and one-half months following the fiscal year to which the Bonus relates. Except as otherwise set forth in Section 5, the Executive must be employed with the Company, and not have given notice of resignation, as of the last day of the fiscal year to which the Bonus relates in order to receive a Bonus.
4.3    Long-Term Incentive. The Executive shall participate in the Long-Term Incentive Plan (“LTIP”) of the Company, to the extent such program exists and is offered to similarly-situated executives of the Company, subject to the terms and conditions of the LTIP, including terms regarding vesting and forfeiture set forth in the LTIP.
4.4    Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company, which are available to other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program, perquisite or arrangement for any reason without the Executive's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.
4.5    Expense Reimbursement.
(a)    The Executive shall be entitled to receive reimbursement for all appropriate and reasonable business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.
(b)    The payment or reimbursement of any expense pursuant to this Section 4.5 in one of the Executive's taxable years shall not affect the amount of the payment or reimbursement of any other expense pursuant to this Section 4.5 in any other of the Executive's taxable years. Any payment or reimbursement for expenses under this Section 4.5 shall in any event be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, expense reimbursement shall be made with 60 days following approval of appropriately documented expenses.
4.6    Claw-Back. Executive acknowledges that incentive and equity compensation described in this Section 4 may be subject to Company claw-back policies applicable to all executive officers of the Company and adopted in good faith by the Company’s Board from time to time.
5.    Termination of Employment.
5.1    By the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive's employment with the Company for Cause (as defined below) or (ii) the Executive terminates his employment without Good Reason upon at least sixty (60) days prior written notice, the Executive shall be entitled to receive within 60 days following employment termination the following:
(a)    the Executive's accrued but unpaid Base Salary to the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries (other than any severance plans) in accordance with the terms of such employee benefit plans;
(b)    expenses reimbursable under Section 4.5 above incurred but not yet reimbursed to the Executive to the date of termination (together with (a) the "Accrued Benefits"); and,
(c)    other than upon a termination of Executive’s employment by the Company for Cause, the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive's termination, payable in accordance with Section 4.2 above.
For the purposes of this Agreement, "Cause" means as determined by a majority vote of the Board (or its designee), (i) failed, neglected, or refused to perform the lawful employment duties related to his position or as from time to time assigned to him (other than due to Disability (as defined below)); (ii) committed any willful, intentional, or negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company. For purposes of this Agreement, “Disability” shall have the meaning defined in Section 5.2, below.
For the purposes of this Agreement, "Good Reason" means (i) a reduction in Executive's then current Base Salary or Bonus at Target, (ii) a requirement by the Company, without Employee’s prior written consent, that Employee relocate his primary place of employment to a location that is more than fifty (50) miles away from the primary location of employment as of the Effective Date, or (iii) a substantial diminution of Executive's title, duties or responsibilities as Director of Investor Relations with the Company; provided that neither the merger, sale or acquisition of business units, subsidiaries or assets, nor any similar corporate transaction, shall, by itself, constitute a diminution of duties or responsibilities for purposes hereof. Each of the foregoing events will cease to constitute Good Reason unless Executive gives the Company notice of Executive's intention to resign his position with the Company within ninety (90) days after Executive's knowledge of the occurrence of such event, and the Company shall have 30 days from its receipt of such notice to cure any condition that constitutes Good Reason. For the avoidance of doubt, terms and conditions, including grant levels, of any long-term incentive plan adopted by the Company shall not give rise to Good Reason for purposes of this Agreement.
5.2    Due to Death or Disability. If (x) the Executive's employment terminates due to his death or (y) the Company terminates the Executive's employment with the Company due to the Executive's Disability (as defined below), the Executive or the Executive's estate will be entitled to the Accrued Benefits and, subject to the Executive's or his estate's execution without revocation of a valid release agreement in a form acceptable to the Company within forty-five (45) days following the date of termination of the Executive's employment, beginning on the 60th day following such termination, the Executive or the Executive's estate shall receive the severance payments set forth in this Section 5.2.
(a)    payment for accrued unused vacation days, payable in accordance with Company policy; and
(b)    the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive's termination, payable in accordance with Section 4.2 above.
For the purposes of this Agreement, "Disability" means the determination by the Company, its subsidiaries or affiliates that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for (i) 90 consecutive days or (ii) a period of 180 days in any 12-month period.
5.3    By the Company Without Cause, or By the Executive for Good Reason. If during the Term, (x) the Company terminates the Executive's employment without Cause (which may be done at any time without prior notice) or (y) the Executive terminates his employment for Good Reason, the Executive will be entitled to the Accrued Benefits and, subject to the Executive's execution without revocation of a valid release agreement in a form acceptable to the Company within forty-five (45) days following the date of termination of the Executive's employment, beginning on the 60th day following such termination, the Executive shall receive the severance payments set forth in this Section 5.3., specifically including:
(a)    payment for accrued unused vacation days, payable in accordance with Company policy;
(b)    a severance payment equal to the Executive's annual Base Salary, payable in equal installments pursuant to the regular payroll practices of the Company;
(c)    a prorated portion of the Bonus (prorated through the Termination Date) that would otherwise be payable to the Executive at the same time payments are made to other participants as set forth in Section 4.2, for the fiscal year of the termination of employment;
(d)    the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive's termination, payable in accordance with Section 4.2 above; and,
(e)    reimbursement of the cost of continuation coverage of group health coverage as enrolled at the time of termination of employment, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of twelve (12) months following the end of the Initial Term or any Extended Term to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law; provided that if the Executive is eligible to receive coverage from a new employer he shall not be entitled to such reimbursement.
Notwithstanding the foregoing, the Company shall have no obligation to provide the payments or benefits set forth above in the event that the Executive breaches any of the provisions of Section 6, below.
5.4    By the Company Without Cause, By the Executive for Good Reason in Connection With a Change in Control. In the event that there is a Change in Control (as defined below) and Executive's employment with the Company and its subsidiaries terminates within two (2) years following such Change in Control (x) by the Company and any of its subsidiaries (i) without Cause or (ii) by giving written notice of non-renewal pursuant to Section 2 of this Agreement or (y) by Executive for Good Reason, the Executive will be entitled to the Accrued Benefits and, subject to the Executive's execution without revocation of a valid release agreement in a form acceptable to the Company within forty-five (45) days following the date of termination of the Executive's employment, beginning on the 60th day following such termination, the Executive shall receive the severance payments set forth in this Section 5.4., specifically including:
(c)    payment for accrued unused vacation days, payable in accordance with Company policy;
(d)    a lump sum severance payment equal to the product of two (2) and his Base Salary, payable on the sixtieth (60th) day following the Termination Date;
(e)    a prorated portion of the Bonus (prorated through the Termination Date) that would otherwise be payable to the Executive at the same time payments are made to other participants as set forth in Section 4.2, for the fiscal year of the termination of employment;
(f)    the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive's termination, payable in accordance with Section 4.2 above; and,
(g)    reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of twelve (12) months following the Termination Date to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and applicable law; provided that if the Executive is eligible to receive coverage from a new employer he shall not be entitled to such reimbursement.
Notwithstanding the foregoing, the Company shall have no obligation to provide the payments or benefits set forth above in the event that the Executive breaches any of the provisions of Section 6, below.
For the avoidance of doubt, in the event the Executive's employment is terminated in accordance with this Section 5.4, the Executive shall not be entitled to any payments or benefits under Section 5.3.
For purposes of this Agreement, "Change in Control" means the first to occur of any of the following events (i) any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that the acquisition of stock of the Company by any subsidiary of the Company shall not be deemed to result in a Change in Control, or any acquisition of stock of the Company that is passive as evidenced by no change in board representation shall not be deemed to result in a Change in Control; (ii) any one person, or more than one person acting as a group (as determined under Treas. Reg. section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value (as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(A)) equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that the acquisition of assets of the Company by any subsidiary of the Company shall not be deemed to result in a Change in Control; (iii) a majority of members of the Company’s Board of Directors on the date hereof is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors of the Company’s Board of Directors before the date of the appointment or election; or (iv) the liquidation or dissolution of the Company, or a partial liquidation of the Company where the net assets of the Company are reduced by 50% or more within a twelve month period as a result of sales (in each case other than a liquidation or dissolution occurring upon a merger or consolidation thereof).
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
5.5    Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive's employment with the Company beyond the expiration of the Initial Term or any Extended Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive's employment may thereafter be terminated at will by either the Executive or the Company; provided that the provisions of Section 6 of this Agreement shall survive any termination of this Agreement or the termination of the Executive's employment hereunder; provided further that, the provisions of Section 5.4 and Section 8 shall only survive the termination of this Agreement or the termination of Executive's employment hereunder in the event there is a Change in Control prior to such termination of this Agreement and then, only for three (3) years following such Change in Control.
5.6    No Mitigation. The Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation.
5.7    Removal from any Boards and Position. If the Executive's employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
6.    Restrictions and Obligations of the Executive.
6.1    Confidentiality. (a) During the course of the Executive's service to the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and affiliates (the "Protected Parties") which is not readily available from sources outside the Company. The Executive acknowledges that such information constitutes “Confidential Information” that is valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive's employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims, (iii) when required to do so by a court of law or similar legal process, or in connection with any administrative proceeding, by any governmental agency or regulatory organization or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement (unless directed by governmental or judicial authority not to do so), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.1(a) or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information or his work product.
(b)    All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and its subsidiaries.
6.2    Cooperation. During the Term and any period thereafter, the Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body, concerning the Company or its subsidiaries' or affiliates' operations; provided that the Company shall reimburse the Executive for any reasonable expenses incurred during such cooperation.
6.3    Non-Solicitation or Hire. During the Term and, following the termination of the Executive's employment for any reason, for a period of twelve (12) months, the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries as of the Termination Date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) hire any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of or consultant to the Company or any of its subsidiaries or affiliates during the six (6) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity; provided, however, that nothing in Section 6.3(b) (i) shall be deemed to prohibit general solicitations for employment through advertisements or other means that may be seen by employees of the Company or its subsidiaries or affiliates or (ii) preclude the Executive from employing any person whose employment with the Company or any of its subsidiaries or affiliates was involuntarily terminated.
6.4    Non-Competition. Executive understands that the Company invests significant resources in the training and development of its executives and that in his position as Director of Investor Relations, he had access to Confidential Information. During the Term and for a period of twelve (12) months following the termination of the Executive's employment under Sections 5.2, 5.3 or 5.4, the Executive shall not, directly or indirectly, without the prior written consent of the Board:
(i)    (A) own or control, whether as a shareholder (other than a less than five percent (5%) shareholder in a corporation or other entity whose securities are traded on a recognized stock exchange or traded on the over the counter market), member, partner, director or otherwise, any Competing Organization, or (B) manage, operate, be employed or compensated by, or consult with (whether or not compensated), whether as an officer, executive, consultant or otherwise, any Competing Organization, in any capacity where the Executive’s knowledge of Confidential Information or involvement with or knowledge of relationships with customers of the Company would be useful or beneficial, or where the goodwill of the Company would be considered useful or beneficial to such Competing Organization or would be affected; or,
(ii)    undertake any action, on behalf of any Competing Organization relating to the sale or marketing of products or services that compete with products or services researched, developed, designed, manufactured, assembled, produced, marketed, distributed, sold, repaired or provided by the Company, or, to the extent the Executive has or receives notice or knowledge of such plans, within the active research, development, expansion or business plans of the Company, to any customers or prospective customers of the Company which the Executive had knowledge, or with respect to which the Executive obtained Confidential Information, or with whom the Executive had personal contact or communications in his capacity as an employee of the Company, at any time during his period of employment with the Company.
For purposes of this Section 6.4, “Competing Organization” shall mean any person (including, without limitation, the Executive as a sole proprietor) or entity engaged in or planning or attempting to become engaged in any business that engages in life settlements within the United States of America; provided, however, that for the avoidance of doubt, Executive shall not be deemed to be employed or compensated by a Competing Organization for purposes of clause (i)(B) of this Section 6.4, if such entity is engaged in other business[es] that are substantially unrelated to the life settlement industry and the Executive’s involvement with such entity is solely related to such other business[es].

6.5    Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.
6.6    Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, subsidiaries and affiliates, and their respective present and former directors, officers, shareholders, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Section 6.6 shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, administrative or legislative body, governmental agency or regulatory organization.
7.    Remedies; Specific Performance. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Sections 5.2, 5.3 or 5.4 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Sections 5.2, 5.3 or 5.4 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2, 5.3 or 5.4.
8.    Section 280G Limitation
8.1    Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with Employee or plan of the Company or its affiliates (in the aggregate, the “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 8, result in the imposition on Employee of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then the Total Payments to be made to Employee shall be delivered in such amount so that no portion of the Total Payment will be subject to the excise tax.
8.2    Determination of Limit. Within forty (40) days following the Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due Employee that will result in an excess parachute payment, Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 8.1. The opinion of National Tax Counsel shall be addressed to the Company and Employee and shall be binding upon the Company and Employee. If such National Tax Counsel opinion determines that the Total Payments should be reduced pursuant to Section 8.1, then the payments under Section 5.4 or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles: (1) the portion of the Total Payments that does not constitute deferred compensation under section 409A of the Code shall first be reduced (if necessary, to zero), and then (2) all other Total Payments shall thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first).
8.3    Excess Payments; Underpayments. It is possible that, after the determinations and selections made pursuant to Section 8, Employee will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under Section 8 (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination by a court of competent jurisdiction or by an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined pursuant to a final determination by a court of competent jurisdiction or by the National Tax Counsel, upon request of either party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 5 not been applied until the date of payment.
8.4    Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them under section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to Employee’s “annualized includible compensation for the base period” as defined in section 280G(d)(1) of the Code; and (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Employee.
8.5    Reasonableness of Compensation. If such National Tax Counsel so requests in connection with the opinion required by this Section 8, Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under section 280G of the Code.
8.6    Indemnification. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, or expenses resulting from or relating to its determinations pursuant to this Section 8, except for claims, damages, or expenses resulting from the gross negligence or willful misconduct of such firm.
8.7    Changes to Code Section. This Section 8 shall be amended to comply with any amendment or successor provision to sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 8 shall be cancelled without further effect.
9.    Other Provisions.
9.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, as follows:
(b)    If the Company, to:
Imperial Holdings, Inc.
Office of the General Counsel
701 Park of Commerce Blvd., Suite 301
Boca Raton, FL 33487

(c)    If the Executive, to the Executive's home address reflected in the Company's records.
9.2    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Retention Agreement.
9.3    Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could arguably, in any way, preclude, inhibit, impair or limit the Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.
9.4    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.5    Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of Florida, without regard to conflicts of laws principles, unless superseded by federal law.
(a)    Arbitration. Any and all disputes arising under or relating to the interpretation or application of this Agreement or concerning Employee’s employment with the Company or termination thereof shall be subject to arbitration in Florida under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties. Nothing contained in this Paragraph shall limit the right of the Company to enforce by court injunction or other equitable relief the Employee’s obligations under Paragraph 6 of this Agreement.
9.6    Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign its rights and obligations hereunder in connection with a Change in Control.
9.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.8    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
9.9    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
9.10    Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
9.11    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.
9.12    Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive's employment the Executive is a "specified employee" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")) and any payments upon such termination under Section 5 hereof will result in additional tax or interest to the Executive under Section 409A, he will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive's employment for any reason, other than as a result of the Executive's death or disability (as such term is defined in Section 409A). In addition, to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409(A), the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409(A).
9.13    Indemnification.  The Company hereby agrees to indemnify the Executive and hold him harmless (including advancing reasonable attorney’s fees) in the manner and to the extent provided under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. The Executive shall be covered by any Director and Officer liability insurance purchased by the Company in the same amount and to the same extent as the Company covers its other officers and directors.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.
EXECUTIVE

By: /s/ David Sasso
Name: David Sasso
Title:    Director of Investor Relations

IMPERIAL HOLDINGS, INC.

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title:    Chairman of the Board of Directors